Exhibit 99.1

Dicerna Secures $70 Million in Convertible Preferred Stock Financing

Provides Sufficient Cash into 2019

CAMBRIDGE, Mass., March 30, 2017 — Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA) (the “Company”), a leading developer of investigational ribonucleic acid interference (RNAi) therapeutics, today announced that it has signed a stock purchase agreement with a syndicate of current and new investors, led by Bain Capital Life Sciences, for the sale of redeemable convertible preferred stock (“Preferred Stock”) for gross proceeds of $70.0 million. Other participants in the financing include EcoR1 Capital, Cormorant Asset Management, RA Capital, Domain Associates and Skyline Ventures, among others.

Under the terms of the stock purchase agreement, upon closing of the Preferred Stock transaction, Adam M. Koppel, M.D., Ph.D., a managing director of Bain Capital Life Sciences, will be named to the Company’s Board of Directors, increasing the membership to nine.

The Company intends to use the proceeds from the offering to further develop its GalXC™ pipeline programs, including both pre-clinical and clinical work, as well as for general corporate purposes. The transaction is expected to close on or before April 11, 2017, subject to the satisfaction of customary closing conditions.

“We are pleased to announce this convertible preferred stock offering, led by new investor Bain Capital Life Sciences, who, together with a number of other new investors, are contributing more than half of this raise. We are also pleased with the continued support of our existing investors who chose to participate in this round,” said Douglas M. Fambrough, Ph.D., president and chief executive officer of Dicerna. “This financing will significantly strengthen our balance sheet and will provide the capital we need to continue to execute our business strategy and advance development of our RNAi therapeutic candidates through value-creating inflection points in 2018 and 2019.”

“With a committed and focused management team and a next generation platform for RNAi therapeutics, Dicerna is well-positioned to advance several projects in the coming years,” said Dr. Koppel. “We are pleased to join and partner with existing stockholders, the board and management to help the Company achieve its goals on behalf of patients and stockholders.”

The Preferred Stock will be convertible into common shares at a conversion price of $3.19 per share and the Company can require conversion if the price of its common stock exceeds $6.38 per share for 45 of 60 days after the achievement of specified business and clinical development milestones. Holders of the Preferred Stock will be entitled to a 12% cumulative annual dividend, which can be reduced to 4% upon the achievement of the same milestones. Dividends are compounded quarterly and payable in stock.

The Company has agreed to grant the investors certain registration rights with respect to the common stock underlying the Preferred Stock.

Please refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission for the complete terms of the convertible preferred stock offering.

THIS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THE SHARES OFFERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR ANY STATE THEREOF ABSENT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc., is a biopharmaceutical company focused on the discovery and development of innovative RNAi-based therapeutics for diseases involving the liver, including rare diseases, chronic liver diseases, cardiovascular diseases, and viral infectious diseases. The Company is leveraging its proprietary GalXC™ RNAi technology platform to build a broad pipeline in these core therapeutic areas, focusing on target genes where connections between target gene and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including, for example, statements concerning the completion, timing and size of the offering, the anticipated use of proceeds from the offering and other statements that are other than statements of historical facts. These forward-looking statements involve significant risks and uncertainties. These statements reflect the Company’s current expectations concerning future events, actual events could differ materially from those anticipated as a result of many factors, including, but not limited to, the risks that the offering may be delayed or may not occur due to market or other conditions and the satisfaction of customary closing conditions related to the offering. Additional information concerning these and other factors that may cause actual events to differ materially from those anticipated is contained in the “Risk Factors” section of our most recent Form 10-Q filing and in other periodic reports and filings with the SEC. Investors should not place undue reliance on forward-looking statements contained in this Current Report or elsewhere. All forward-looking statements contained in this press release are based on information currently available to the Company, and the company undertakes no obligation to revise or update them to reflect events or circumstances after the date of this release.

Investor Contact:

Rx Communications Group

Melody Carey, 917-322-2571

mcarey@rxir.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com